Exhibit 99.1

Investor Relations

eOn Communications

408-694-3339

investorrelations@eoncc.com

For Release 10:00 AM ET, June 1, 2012

eOn Communications Appoints Stephen Swartz, Principal Executive Officer

and announces resignation of James W. Hopper, Chief Executive Officer and

President

CORINTH, MS (June 1, 2012) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today announced the appointment of Mr. Stephen Swartz, age 57, as Principal Executive Officer of the Company. Mr. James W. Hopper is resigning as Chief Executive Officer and President effective June 8, 2012. Mr. Hopper will continue to serve the Company on a part-time basis in an advisory role and will remain a member of the Board of Directors of the Company.

Mr. Swartz brings a wealth of experience to his new role having been deeply involved in all aspects of the Company over the past three years. Most recently, Mr. Swartz served as Vice President of Sales for both the Company and Cortelco. Prior to joining Cortelco, he was Vice President of Business Development for King Technologies, Inc., a service and distribution center for major brands of business telecommunications systems, from 2003 until 2008. Mr. Swartz attended the University of Minnesota.

Mr. Hopper stated, “I want to express my deep appreciation to my fellow employees, customers and colleagues who took an interest in my career, any success I may have had is due to them. I also want to thank the Company’s Board of Directors for their support over the past three years. I am proud of the Cortelco contribution of more than one million dollars in income per year since 2009 and the substantial reduction in the eOn product line operating losses. After an almost 48 year career it is time to step aside and let others with new vision, ideas and strategies lead the company. While I will be spending more time with family, volunteering for community and church service my intent is to continue to contribute in sales, service, customer relations and other areas as needed.”

Mr. David Lee, chairman of eOn’s Board of Directors noted, “I would like to thank Jim for his many years of dedicated service to the Company. His invaluable contributions over the years have been appreciated. I am pleased that he will continue his service to the Company in an advisory role. I also want to welcome Steve to his new position on the eOn team. Steve is an accomplished senior executive and has a long background in the telecommunications industry.”

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 408-694-3339.

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Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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